                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated November 30,
                                              ---------
1999, is entered into by and among Razorfish, Inc., a Delaware corporation ("Razorfish"), Re Merger Sub, Inc., a Delaware corporation (the "Merger Sub"),
-----------                                                      ----------
and Lee Hunt Associates, Inc. a New York corporation (the "Target"), and Lee
                                                           ------
Hunt (the "Stockholder").
           -----------

                                   RECITALS

     A. The respective Boards of Directors of each of Razorfish, the Merger Sub and the Target have determined that it is in the best interests of their respective companies and stockholders that the Merger Sub merge with and into the Target (the "Merger") with the Target being the surviving corporation;
                 ------

     B. Razorfish, as the sole stockholder of the Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Delaware General Corporation Law ("DGCL") and the Bylaws of
                                                       ----
the Merger Sub;

     C. Lee Hunt, as the sole stockholder of the Target, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the New York Business Corporation Law ("BCL") and the Bylaws of
                                                        ---
the Target;

     D. Razorfish, the Merger Sub and the Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     E. Pursuant to the Merger, among other things, the outstanding shares of common stock of the Target shall be exchanged for shares of the Razorfish Common Stock (as defined below);

     F. The parties to this Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Razorfish, the Merger Sub and
                               ----
the Target will each be a "party to a reorganization," within the meaning of
Section 368(b) of the Code, with respect to the Merger; and

     G. For financial accounting purposes, it intended that the Merger will be accounted for as a pooling of interests transaction.

  Certain capitalized terms used in this Agreement are defined on Exhibit A.
                                                                  ---------

                                   AGREEMENT

     In consideration of the agreements, provisions and covenants set forth below, the Target and the Stockholder, Razorfish and the Merger Sub hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     1.1  The Merger.

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCL, the Merger Sub shall be merged with and into the Target at the Effective Time (as defined in Section 1.3). Following the
                                            -----------
Effective Time, the Target shall be the surviving corporation (the "Surviving
                                                                    ---------
Corporation") and shall succeed to and assume all the rights and obligations of
-----------
the Merger Sub in accordance with the BCL.

     1.2  The Closing.

     The closing of the Merger (the "Closing") will take place at 10:00 a.m. on
                                     -------
the date hereof (the "Closing Date"), unless another time or date is agreed to
                      ------------
by the parties hereto. The Closing will be held at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, NY 10104.

     1.3  The Effective Time.

     Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or consolidation, or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of
----------------------
the BCL and the DGCL, as applicable, and shall make all other filings or recordings required under the BCL and the DGCL. The Merger shall become effective at such time as the applicable Certificates of Merger are duly filed with the Secretary of State of the State of New York and the Secretary of State of the State of Delaware, or at such subsequent date or time as Razorfish and the Target shall agree and specify in the Certificates of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").
                                                               --------------

     1.4  The Merger Consideration.

     Razorfish shall acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Target (the "Target Common Stock"), for
                                               -------------------
aggregate consideration (the "Merger Consideration") of 625,000 shares (the
                              --------------------
"Shares") of Class A Common Stock, $0.01 par value per share, of Razorfish (the
-------
"Razorfish Common Stock").
 ----------------------

     1.5  The Surviving Corporation.

          (a) The Certificate of Incorporation of the Surviving Corporation as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

          (b) The Bylaws of the Surviving Corporation as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          (c) (i) The directors of the Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

               (ii) The officers of the Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     1.6  Effect of the Merger.

     The Merger shall have all of the effects of a merger provided by the laws of the States of New York and Delaware, as applicable.

     1.7  Escrow.

     As the non-exclusive source for the payment of the Stockholder's indemnification obligations set forth herein and in the Escrow Agreement, Razorfish will deliver to the Escrow Agent under an Escrow Agreement (the "Escrow Agreement") and on behalf of the Stockholder, in substantially the form
-----------------
attached hereto as Exhibit H, 31,250 shares of the Razorfish Common Stock,
                   ---------
representing five percent (5%) of the Merger Consideration (the "Holdback
                                                                 --------
Amount"). Subject to the provisions of the Escrow Agreement, the Holdback Amount shall be treated as property of the Stockholders.


                                  ARTICLE II.

                              TREATMENT OF SHARES

     2.1  Exchange of Shares; Effect on Capital Stock.

          (a) The Target Common Stock outstanding immediately prior to the Effective Time shall at the Effective Time, by virtue of the Merger and without any action on the part of the Stockholder, be converted into the right of the Stockholder to receive the Merger Consideration.

          (b) The Holdback Amount shall be held by the Escrow Agent as provided in Section 1.7 hereof and in the Escrow Agreement, and the Stockholder shall be
   -----------
paid the Merger Consideration less the Holdback Amount, without interest thereon, upon the surrender of the Certificates (as defined below) formerly representing the Target Common Stock in accordance with Section 2.2 of this
                                                        -----------
Agreement.

          (c) Each share of the Target Common Stock that is owned by the Target, the Merger Sub or Razorfish, if any, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     2.2  Mechanics of Exchange.

          (a) At the Effective Time, the Stockholder shall surrender the certificate or certificates that immediately prior to the Effective Time represented all of the outstanding Target Common Stock (the "Certificates"), and
                                                             ------------
which were converted into the right to receive a the Merger Consideration, to Razorfish for cancellation in exchange for the Merger Consideration to be received by the Stockholder less the Holdback Amount. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to Razorfish.

          (b) At or prior to the Effective Time, Razorfish shall deliver to the Escrow Agent, on behalf of the Stockholder, shares of the Razorfish Common Stock in an aggregate amount equal to the Holdback Amount.

     2.3  Dividends.

          (a) No dividends that are declared on shares of the Razorfish Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of the Razorfish Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of the Razorfish Common Stock shall be issued any dividends which shall have become payable with respect to such shares of the Razorfish Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.

          (b) Notwithstanding anything in this Agreement to the contrary, neither Razorfish nor any party hereto shall be liable to a Stockholder for any shares of Razorfish Common Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     2.4  Supplementary Action.

     If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Target, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Target in the name of and on behalf of the Target to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     2.5  Restricted Stock.

     The shares of Razorfish Common Stock issued in connection with the Merger will not be registered under the Securities Act. Such shares may not be transferred or resold thereafter, except in compliance with the terms of this Agreement and the other Transaction Agreements and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

                                 ARTICLE III.

            THE TARGET'S AND THE STOCKHOLDER'S REPRESENTATIONS AND

                     WARRANTIES WITH RESPECT TO THE TARGET

     Except as set forth in the Disclosure Schedule attached hereto provided by the Target (the "Target Disclosure Schedule"), which is numbered to correspond
                 --------------------------
to the section numbers of this Agreement, the Target and the Stockholder hereby jointly and severally represent and warrant to Razorfish and the Merger Sub, as follows:

     3.1  Organization, Good Standing, Qualification.

          (a) The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Target has the requisite corporate power and authority to own and operate its properties and assets, and to carry out the provisions hereof and thereof, and to carry on its business as currently conducted.

          (b) For a period of five years preceding the date hereof, the Target has not approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the Target or the winding up or cessation of the Target's business or affairs.

          (c) The Target has no subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

          (d) For a period of five years preceding the date hereof, the business of the Target was not operated as a sole proprietorship, or any other business entity.

     3.2  Certificate of Incorporation and Bylaws; Records.

          (a) The Target has delivered to Razorfish accurate and complete copies of:

                 (i) The Target's Certificate of Incorporation and Bylaws, including all amendments thereto, as presently in effect ;

                 (ii)   all stock records of the Target; and

                 (iii) all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Target Board and all committees of the Target Board.

There have been no meetings or other proceedings of the Stockholder, the Target Board or any committee of the Target Board that are not memorialized in such minutes or other records.

          (b) The Target has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Section 3.2 of the
                                                         -----------
Target Disclosure Schedule.

          (c) There has not been any material violation of the Target's Certificate of Incorporation or Bylaws or of any resolution adopted by the Stockholder, the Target Board or any committee of the Target Board.

     3.3  Capitalization.

          (a) As of the date hereof, the authorized capital stock of the Target consists of one thousand (1,000) shares of capital stock, comprised of one thousand (1,000) shares of Target Common Stock, of which one hundred (100) shares are issued and outstanding. All of the issued and outstanding shares of Target Common Stock are, and since the date of incorporation of the Target, have been owned by the Stockholder. No other shares of capital stock are issued or outstanding. All issued and outstanding shares of the Target's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

          (b)  Except as set forth on Section 3.3(b) of the Target Disclosure
                                      --------------
     Schedule, there is no:

                 (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Target;

                 (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Target; or

                 (iii) to the Knowledge of the Target and the Stockholder, condition or circumstance that may directly or indirectly give rise to or provide a basis for a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Target.

     3.4  Authority; Binding Nature of Agreements.

     The Target has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it is or is contemplated to be a party, and the execution, delivery and performance by the Target of this Agreement and such Transaction Agreements have been duly authorized by all necessary action on the part of the Target Board and its stockholders. This Agreement and the other Transaction Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Target, enforceable against the Target in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

     3.5  Non-Contravention; Consents.

          (a)  Except as disclosed in Section 3.5 of the Target Disclosure
                                      -----------
Schedule, the execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger by the Target will not, directly or indirectly (with or without notice or lapse of time):

                 (i)    contravene, conflict with or result in a violation of
          (A) the Target's Certificate of Incorporation or Bylaws, or (B) any resolution adopted by the Target Board or any committee thereof or the Stockholder;

                 (ii) to the Knowledge of the Target and the Stockholder, contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief (other than statutory dissenters' rights) under, any Legal Requirement or any Order to which the Target or any material assets owned or used by it are subject;

                 (iii) to the Knowledge of the Target and the Stockholder, cause any material assets owned or used by the Target to be reassessed or revalued by any taxing authority or other Governmental Body;

                 (iv) to the Knowledge of the Target and the Stockholder, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Target or any of its employees (to the extent that any such Authorization held by such employee relates to the Target's business) or that otherwise relates to the Target's business or to any of the material assets owned or used by the Target;

                 (v) contravene, conflict with or result in a material violation or material breach of, or material default under, or entitle any other party to a Target Contract to terminate or modify, any Target Contract, nor require the Target to repay any funds received by it from a third party;

                 (vi) give any Person the right to any payment by the Target or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Target in favor of any Person, in any such case as a result of the change in control of the Target or otherwise resulting from the Merger; or

                 (vii) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Target.

          (b) The Consents required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Target or the Stockholder in connection with the execution and delivery of this Agreement and any of the Transaction Agreements, or in connection with the consummation or performance of the Merger (including each of the Consents identified in
Section 3.5(b) of the Target Disclosure Schedule but excluding the Consents
--------------
listed on Section 3.5 of the Target Disclosure Schedule, but not listed on
Section 3.5(b) of the Target Disclosure Schedule), have been obtained and are in full force and effect.

     3.6  Intellectual Property.

          (a)  Section 3.6(a) of the Target Disclosure Schedules (A) sets forth
               --------------
a list of the following Proprietary Assets: all patents and patent applications, all registered trademarks, service marks and applications and renewals related thereto, all material unregistered trademarks, service marks and logos, all trade names and internet domain names, all registered copyrights and copyright applications, and all material software programs, in each case owned by or licensed to the Target that are used or necessary in the current conduct of the Target's business; (B) specifies, where applicable, the jurisdictions in which each such Proprietary Assets have been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners; (C) sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Target is a party and pursuant to which the Target or any other Person is currently authorized to use and, except for Proprietary Assets licensed to the Target to the extent the terms of the applicable licenses restrict transfer, transfer any of the Target Proprietary Assets (as defined below), excluding off the shelf object code and end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("License Agreement"). The Target owns no proprietary software programs.
 -------------------

          (b)  Except as set forth in Section 3.6(b) of the Target Disclosure
                                      --------------
Schedule, the Target owns or has the right to use (free and clear of any liens or Encumbrances) all Proprietary Assets that are used or are necessary in the current conduct of the Target's business ("Target Proprietary Assets"), and has
                                          ---------------------------
the right to the use thereof or the material covered thereby in connection with the services or products in respect of which the Target Proprietary Assets are being used. Since December 31, 1997, the Target has not permitted to lapse or go abandoned any Target Proprietary Asset (or any registration or grant thereof or any application relating thereto) to which, or under which, the Target has any right, title, interest or license.

          (c)  Except as set forth in Section 3.6(c) of the Target Disclosure
                                      --------------
Schedule, no claims with respect to the owned Target Proprietary Assets have been asserted or, to the Knowledge of the Target and the Stockholder, are threatened by any Person nor are there any valid grounds, to the Knowledge of the Target and the Stockholder, for any bona fide claims: (i) to the effect that the operation of the business of the Target as currently conducted by the Target infringes on any third party's Proprietary Assets; or (ii) challenging the ownership by the Target, validity or effectiveness of any of the owned Target Proprietary Assets. To the Knowledge of the Target and the Stockholder, registered patents, trademarks, service marks and copyrights held by the Target, if any, are valid and subsisting.

          (d) To the Knowledge of the Target and the Stockholder, there is no material unauthorized use, infringement or misappropriation of any of the owned Target Proprietary Assets by any third party, including any employee of the Target.

          (e) None of the Target Proprietary Assets or products of the Target is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Target.

          (f) To the Knowledge of the Target and the Stockholder, there has been no material unauthorized disclosure of any Target Proprietary Asset by any person or entity. The source code and system documentation relating to any software program that constitutes a Target's Proprietary Asset have at all times been maintained in confidence and, to the Knowledge of the Target and the Stockholder, have been disclosed by the Target only to employees and consultants having a "need to know" of the contents thereof in connection with their duties to the Target.

     3.7  Proceedings; Orders.

          (a) There is no pending Proceeding and, to Knowledge of the Target and the Stockholder, no Person has threatened to commence any Proceeding:

                  (i) that (x) involves the Target or (y) otherwise relates to or might affect the Target's business or any of the material assets owned or used by the Target (whether or not the Target is named as a party thereto), other than Proceedings to which the Target is not a party that would affect businesses generally; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or the Target's ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the Knowledge of the Target and the Stockholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) There is no Order to which the Target, or any of its Proprietary Assets or other assets owned or leased by the Target, is subject.

          (c) To the Knowledge of the Target and the Stockholder, no officer or employee of the Target is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Target's business.

     3.8  Financial Statements.

          (a) The Target has delivered to Razorfish true and correct copies of the following financial statements and notes (collectively, the "Financial
                                                                 ---------
Statements"), which are included in Section 3.8(a) of the Target Disclosure
-----------                         --------------
Schedule:

                  (i) the unaudited balance sheets of the Target for the three fiscal years ending December 31, 1998, and the related unaudited statement of operations of the Target for each corresponding period, together with all related notes and review statements delivered in connection therewith (excluding accountant's work papers); and

                  (ii) the unaudited balance sheet of the Target as of September 30, 1999 (the "Unaudited Interim Balance Sheet"), and the
                                   -------------------------------
          related unaudited statement of operations of the Target for the nine
          (9) months then ended, together with all related notes and review statements delivered in connection therewith (excluding accountant's work papers).

          (b) The Financial Statements have been prepared in accordance with the books and records of the Target and present faifly the financial position of the Target as of the respective dates thereof and the results of operations of the Target for the periods covered thereby. The Financial Statements have been prepared using U.S. GAAP applied on a consistent basis throughout the periods covered.

          (c) True and complete copies of the Target's projections for the fiscal year ended as of December 31, 2000, prepared by senior management of the Target (the "Projections"), and the assumptions and supplemental data, if any,
             -----------
used in preparing the Projections (collectively, the "Supplemental Data") have
                                                      -----------------
been delivered by the Target to Razorfish. The Projections were prepared on the basis of the Supplemental Data which to the Knowledge of the Stockholder and the Target represent a reasonable basis for such preparation. The Projections and the Supplemental Data reflect the best currently available estimates and judgement of the Target's senior management as to the expected future financial performance of the Target, assuming that the Merger did not occur. Razorfish and the Merger Sub acknowledge that some of the estimates or assumptions used in the Supplemental Data or the Projections may not materialize and events or circumstances occurring subsequent to the date of the Closing may differ from those assumed or may be unanticipated and, accordingly, may affect actual results in a material adverse manner.

          (d)  Except as set forth in Section 3.8(d) of the Target Disclosure
                                      --------------
Schedule, the Target has no Liability except for (i) liabilities identified in the Unaudited Interim Balance Sheet and (ii) Liabilities which have arisen since the Unaudited Interim Balance Sheet in the Ordinary Course of Business.

     3.9  Title to Assets.

          (a) Except as disclosed in the Unaudited Interim Balance Sheet and except in each case for (i) liens for current taxes and assessments not delinquent, (ii) statutory common law, builder, mechanic, contractor, repairman, carrier or other Encumbrances arising and continuing in the Ordinary Course of Business and which do not interfere with the use by the Target of the assets relating thereto and (iii) Encumbrances arising under equipment leases with third parties entered into the Ordinary Course of Business, the Target owns, and has good and valid title (or in the case of real property owned by the Target, good and marketable title) to, all assets purported to be owned by it, free and clear of any material Encumbrances.

          (b) The Target owns or leases all equipment, furniture, fixtures, improvements and other tangible assets necessary and sufficient for the conduct of its business as presently conducted. Each such tangible asset material to the Target is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

          (c) The Target does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 3.9(c) of the Target Disclosure Schedule (the "Leased
              --------------                                         ------
Premises"). Section 3.9(c) of the Target Disclosure Schedule lists the premises
---------   --------------
covered by said leases. To the Knowledge of the Company and the Stockholder, the Target enjoys peaceful and undisturbed possession of such premises.

          (d)  Section 3.9(d) of the Target Disclosure Schedule identifies all
               --------------
tangible assets that are leased to the Target that have a value in excess of Ten Thousand Dollars ($10,000). All leases pursuant to which the Target leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and, to the Knowledge of the Target and the Stockholder, there exists no default thereunder.

     3.10  Contracts.

           (a)  Section 3.10(a) of the Target Disclosure Schedule identifies and
                --------------
describes each material Target Contract. The Target has delivered to Razorfish accurate and complete copies of all of the Target Contracts identified in
Section 3.10(a) of the Target Disclosure Schedule, including all amendments
---------------
thereto.

           (b) Each material Target Contract is currently valid and in full force and effect, and is enforceable by the Target in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

           (c) The Target is not in default under any material Target Contract, and (i) to the Knowledge of the Target and the Stockholder, no Person has materially violated or breached, or declared or committed any material default under, any such material Target Contract; and (ii) the Target has not waived any of its rights under any material Target Contract.

           (d) (i) The Target has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its material assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) the Target has never been a party to or bound by any material joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

           (e) No Person is renegotiating any amount paid or payable to the Target under any material Target Contract or any other material term or provision of any material Target Contract.

           (f)  Section 3.10(f) of the Target Disclosure Schedule identifies
                --------------
each proposed Target Contract (other than this Agreement and the Transaction Agreements) as to which any bid, offer, written proposal, term sheet or similar document has been submitted to or received by the Target and is outstanding and which would be material to the business or prospects of the Target.

           (g) Since December 31, 1997, no party to any Target Contract has notified the Target to the effect that the Target has failed to perform a material obligation thereunder or, if notification of such failure to perform has been received, it has been resolved to the satisfaction of each party.

     3.11  Employees; Resignations of Board.

           (a)  Section 3.11(a) of the Target Disclosure Schedule contains a
                --------------
list of all employees of the Target as of the date of the Agreement and their respective titles and annualized compensation.

           (b)  Section 3.11(b) of the Target Disclosure Schedule contains a
                --------------
list of Persons who are currently performing services for the Target business and are classified as "consultants" or "independent contractors" and who have received more than $25,000 in compensation for such services during this calendar year through the date hereof, and the respective compensation of each such "consultant" or "independent contractor."

           (c) The Target has no collective bargaining agreements or union contracts with any of its employees. To the Knowledge of the Target and the Stockholder, there is no labor union organizing activity pending or threatened with respect to the Target. The employment of each of the Target's employees is terminable by the Target at will; and no employee has any agreement or contract, written or verbal, regarding his or her employment.

           (d) To the Knowledge of the Target and the Stockholder, (i) no employee of the Target, nor any consultant material to the business of the Target with whom the Target has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Target because of the nature of the business to be conducted by the Target, and (ii) the continued employment by the Target of its present employees, and the performance of the Target's contracts with its independent contractors, will not result in any such violation. The Target has not received any notice (written or otherwise) alleging that any such violation has occurred. No employee of the Target has been granted the right to continued employment by the Target or to any material compensation following termination of employment with the Target. As of the date of this Agreement, to the Knowledge of the Target and the Stockholder, no officer or key employee, or any group of employees, has given notice of his, her or their intent to terminate his, her or their employment with the Target.

     3.12  Compliance with Legal Requirements.

     Since December 31, 1997:

           (a) The Target has been in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of the assets it owns or uses.

           (b) Neither the Target nor the Stockholder has received, at any time, any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement by the Target. This Section 3.12 does not relate to (i) environmental matters which are the subject of Section
                                                                      -------
3.16, (ii) benefits and employment matters which are the subject of Section
----                                                                -------
3.23, and (iii) Taxes which are the subject of Section 3.14.
----                                           ------------

     3.13  Governmental Authorizations.

           (a)  Section 3.13(a) of the Target Disclosure Schedule identifies
                --------------
each material Governmental Authorization held by the Target. The Target has delivered to Razorfish accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Section 3.13(a) of the Target Disclosure Schedule is valid
                    ---------------
and in full force and effect.

           (b)  The Governmental Authorizations identified in Section 3.13(a) of
                                                              ---------------
the Target Disclosure Schedule constitute all the material Governmental Authorizations necessary (i) to enable the Target to conduct its business in the manner in which its business is currently being conducted in all material respects, and (ii) to permit the Target to own and use the assets it owns or uses in the manner in which they are currently owned and used.

     3.14  Tax Matters.

           (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Target (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Target has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. The Target has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

           (b) All Tax Returns required to be filed by or on behalf of the Target with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Target Returns") (i) have been filed when due, and (ii) have been accurately and completely prepared pursuant to applicable law. The Target has delivered or made available to Razorfish copies of all the material Target Returns filed by or on behalf of the Target prior to the Closing Date.

           (c) The Target's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Target has established, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from December 31, 1998 through the Closing Date, and the Target has disclosed the dollar amount of such reserves to Razorfish on or prior to the Closing Date.

           (d)  Section 3.14(d) of the Target Disclosure Schedule identifies
                ---------------
each material examination or audit of any of the Target Returns that has been conducted by any Governmental Body. The Target has delivered to Razorfish copies of all audit reports and similar documents (to which the Target has access) relating to the Target Returns. No extension or waiver of the limitation period applicable to any of the Target Returns has been granted (by the Target or any other Person), except for such extensions or waivers that have previously expired, and no such extension or waiver has been requested from the Target.

           (e) No claim or other Proceeding is pending or has been threatened in writing against or with respect to the Target in respect of any Tax. The Target has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Target has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Target has never been in a "consolidated group" within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state, local or foreign law or regulations. Except as set forth in Section 3.14(e) of the Disclosure Schedule,
                                    ---------------
the Target is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

           (f) The Target is not party to any agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Target that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G. Except as set forth in Section 3.14(f) of the Disclosure Schedule, the Target is not, and has
         ---------------
never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract, and has not otherwise assumed the tax liability of any other Person under contract.

           (g) Target has been a validly electing "S" corporation within the meaning of Sections 1361 and 1362 of the Code, and under each analogous or similar provision of state or local law in each jurisdiction where such election is permissible and available and where Target is required to file a Tax Return, at all times during the following taxable periods: (i) all taxable periods beginning on the date of the Company's inception through and including December 31, 1993, and (ii) all taxable periods beginning on January 1, 1997 through and including the date immediately prior to the Closing Date.

     3.15  Finders and Brokers; Fees.

           (a)  Except as disclosed in Section 3.15 of the Target Disclosure
                                       ------------
Schedule, neither the Target nor any Person acting on behalf of the Target has engaged any finder, broker, intermediary or any similar Person in connection with the Merger.

           (b)  Except as disclosed in Section 3.15 of the Target Disclosure
                                       ------------
Schedule, the Target has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity in connection with the proposed Merger.

     3.16  Environmental Compliance.

     Except as would not be reasonably likely to have a material adverse effect on the Target's business, assets, financial condition or results of operations.

           (a) The Target is in compliance with all Environmental Laws and the requirements of all environmental permits required for the handling, use, storage and disposition of Hazardous Materials under Environmental Laws that are applicable to the Target's operations as presently conducted.

           (b) As of the date hereof, neither the Target nor the Stockholder has received any written notice, demand letter or claim alleging that the Target is in violation of or liable under any Environmental Law. There are no pending, or to the Knowledge of the Target and the Stockholder, threatened Environmental Claims against the Target or any property of the Target.

           (c) To the Knowledge of the Target or the Stockholder, the Target is not aware of any releases of Hazardous Materials associated with its operations prior to the time of the Closing that could reasonably be expected to result in an Environmental Claim.

     3.17  Insurance.

           (a)  Section 3.17(a) of the Target Disclosure Schedule sets forth
                ---------------
each insurance policy and self-insurance or risk sharing arrangement maintained by or at the expense of, or for the direct or indirect benefit of, the Target, including the following information:

                (i) the name of the insurance carrier that issued such policy and the policy number of such policy; and

                (ii) a description of any claims in excess of $10,000 pending, and any claims in excess of $10,000 that have been asserted since December 31, 1997, with respect to such policy. To the Knowledge of the Target and the Stockholder, no event has occurred, and no condition or circumstance exists, that could be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any such claim.

Section 3.17(a) of the Target Disclosure Schedule shall also identify each
---------------
pending application for insurance that has been submitted by or on behalf of the Target.

           (b) The Target also shall deliver to Razorfish accurate and complete copies of all of its insurance policies identified in Section 3.17(a) of the
                                                      ---------------
Target Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto.

           (c)  Each of the policies identified in Section 3.17(a) of the Target
                                                   ---------------
Disclosure Schedule is in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The Target has paid all premiums due, and has otherwise performed all of its material obligations, under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to the Target.

           (d)  Since December 31, 1997, the Target has not received:

                 (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 3.17(a) of
                                                             ---------------
           the Target Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

                 (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Section 3.17(a) of the Target Disclosure
                                      ---------------
           Schedule.

     3.18  Related Party Transactions.

     Except as disclosed in Section 3.18 of the Target Disclosure Schedule:
                            ------------

           (a) To the Knowledge of the Target and the Stockholder, no Related Party has, and no Related Party has at any time since December 31, 1997, had any direct or indirect material interest of any nature in any material asset of the Target or any Target Contract.

           (b) No Related Party is, or has at any time since December 31, 1997, been indebted to the Target for an amount, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000).

           (c) To the Knowledge of the Target and the Stockholder, since December 31, 1997, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Target Contract, transaction or business dealing of any nature involving the Target.

           (d) To the Knowledge of the Target and the Stockholder, no Related Party is competing, or has at any time since December 31, 1997, competed, directly or indirectly, with the Target in any market served by the Target.

     3.19  Absence of Changes.

     Except as disclosed in Section 3.19 of the Target Disclosure Schedule
                            ------------
and except as contemplated by this Agreement and the Transaction Agreements, since September 30, 1999:

           (a) There has not been any material adverse change in the Target's business, financial condition, assets, liabilities, results of operations or prospects, and, to the Knowledge of the Target and the Stockholder, no event has occurred (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities and facts relating to Razorfish) that is likely to have a material adverse effect in the Target's business, financial condition, assets, liabilities, results of operations or prospects;

           (b) The Target has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

           (c) The Target has not amended its Certificate of Incorporation or Bylaws and has not effected or been a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

           (d) The Target has not made any individual capital expenditure in excess of Twenty Five Thousand Dollars ($25,000);

           (e) The Target has not pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any Encumbrance;

           (f) The Target has not made any loan or advance in excess of Ten Thousand Dollars ($10,000) to any Person;

           (g) The Target has not paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

           (h) There has been no resignation or termination of employment of any officer or key employee of the Target;

           (i) There has been no borrowing or agreement to borrow by the Target or change in the contingent obligations of the Target by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Target;

           (j) The Target has not discharged any Encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of Ten Thousand Dollars ($10,000), individually or in the aggregate, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by the Target since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business and (ii) have been discharged or paid in the Ordinary Course of Business;

           (k) The Target has not failed to pay any creditor any amount owed to such creditor in excess of $5,000 when due;

           (l) The Target has not redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Target or otherwise;

           (m) The Target has not merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the Ordinary Course of Business;

           (n) The Target has not sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than in the Ordinary Course of Business;

           (o) The Target has not issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Target;

           (p) The Target has not entered into any agreement, arrangement or transaction with any of its directors, officers, employees or the Stockholder(or , to the Knowledge of the Target and the Stockholder, with any immediate family member of such Person);

           (q) The Target has not written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any material inventories or receivables or revalued any material assets of the Target other than in the Ordinary Course of Business and in accordance with U.S. GAAP;

           (r) The Target has not made any express or deemed election or settled or compromised any liability, with respect to Taxes of the Target;

           (s) The Target has not suffered any casualty loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage shall have been covered by insurance;

           (t) The Target has not released or waived any material right or claim;

           (u) The Target has not changed any of its accountants or its methods of accounting or accounting practices in any material respect;

           (v) The Target has not received notice that there has been a loss of, or cancellation of a material project by, any customer of the Target; and

           (w) The Target has not agreed to take any of the actions referred to above.

     3.20  Acquired Assets.

     Except as disclosed in Section 3.20 of the Target Disclosure Schedule, to
                            ------------
the Knowledge of the Target and the Stockholder, each asset of the Target (including, without limitation, the benefit of any licenses, leases or other agreements or arrangements ) acquired since September 30, 1999 for consideration in excess of $5,000 has been acquired for consideration not more than the fair market value of such asset at the date of such acquisition.

     3.21  Accounting Matters.

     Neither the Target nor the Stockholder has taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB
                                                                          ---
16"), the interpretative releases issued pursuant thereto, and the
--
pronouncements of the SEC.

     3.22  Powers of Attorney.

     The Target has not given a power of attorney to any Person.

     3.23  Benefit Plans; ERISA.

           (a)  Section 3.23(a) of the Target Disclosure Schedule lists (i) all
                ---------------
"employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Target or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Target or any Member of the Controlled Group maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").
 -----

           (b) None of the Plans is a Defined Benefit Plan, and neither the Target nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

           (c) None of the Plans is a Multiemployer Plan, and neither the Target nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

           (d) The Target does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

           (e)  Each Plan that is an "employee benefit plan," as defined in
Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

           (f)  Except as disclosed in Section 3.23(f) of the Target Disclosure
                                       ---------------
Schedule, all reports, forms and other documents required to be filed with any government entity with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate in all material respects.

           (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service. To Knowledge of the Target and the Stockholder, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust.

           (h)  Except as disclosed on Section 3.23(h) of the Target Disclosure
                                       ---------------
Schedule, all contributions owed for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) under any Plan have been or will be made prior to the Closing Date by the Target in accordance with past practice and the recommended contribution in any applicable actuarial report.

           (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date.

           (j)  Except as disclosed on Section 3.23(j) of the Target Disclosure
                                       ---------------
Schedule, with respect to each Plan:

                  (i) to the Knowledge of the Target and the Stockholder, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available that could reasonably be expected to result in a material amount of liability to the Target;

                  (ii) to the Knowledge of the Target and the Stockholder, no actions or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan that could reasonably be expected to result in a material amount of liability to the Target;

                  (iii) to the Knowledge of the Target and the Stockholder, no facts exist which could give rise to any such action or claim; and

                  (iv) the Plan provides that it may be amended or terminated at any time in accordance with the terms of such Plan and, except for benefits protected under Section 411(d) of the Code or any other applicable law or provision, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Target at any time without a material amount of liability.

                  (k) Neither the Target nor any Member of the Controlled Group has any Plan-related material liability, or, to the Knowledge of the Target or the Stockholder, is threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA that in either case could reasonably be expected to result in a material amount of liability to the Target.

                  (l) All the "group health plans" (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed in the Target Disclosure Schedule are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (m) Copies of all documents creating or evidencing any Plan listed in the Target Disclosure Schedule, and all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to Razorfish. There are no material negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by any Plan listed in the Target Disclosure Schedule.

                  (n) All expenses and liabilities relating to contributions required by law and the terms of the Plans described in the Target Disclosure Schedule have been, and on the Closing Date will be, fully and properly accrued on the Target's books and records and disclosed in accordance with GAAP and in Plan financial statements.

     3.24  Bank Accounts.

     Section 3.24 of the Target Disclosure Schedule sets forth with respect to
     ------------
each account maintained by or for the benefit of the Target at any bank or other financial institution:

           (a) the name and location of the institution at which such account is maintained;

           (b) the name in which such account is maintained and the account number of such account; and

           (c) the then current balance in such account as of the most recent statement date;

     3.25  Full Disclosure.

           (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transaction Agreements contemplated to be executed and delivered by the Target or the Stockholder, contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein when read collectively not misleading.

           (b) There is no fact within the Knowledge of the Target and the Stockholder (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities, facts relating to Razorfish or facts relating to this Agreement and the Transaction Documents) that may have a material adverse effect on the Target's business, financial condition, assets, liabilities, operations, financial performance, net income or prospects.

           (c) There is no fact within the Knowledge of the Target and the Stockholder (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities) that may have a material adverse effect on the ability of the Stockholders or the Target to comply with or perform any covenant or obligation under this Agreement or any of the other Transaction Agreements to which it is contemplated to be a party.

           (d) To the Knowledge of the Target and the Stockholder all written information (excluding this Agreement, all Schedules and Exhibits hereto, and the other Transaction Agreements) regarding or relating to the Target and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Razorfish or any of its representatives by or on behalf of the Target or any of its representatives, is accurate and complete in all material respects. This Section 3.25(d) does not relate to (i) financial statement matters, which are the subject of Section 3.8(a), (ii) projections as to the future financial performance of the Target, which is the subject of Section 3.8(c) or (iii) the accounting consequences of the transactions contemplated by this Agreement and the Transaction Agreements, which are the subject of Section 3.21.

     3.26  Due Diligence Information.

     The Target has provided Razorfish and Razorfish's Representatives with full and complete access to all of the Target's records and other documents and data, and has produced or made available all documents and related materials in response to the written requests of Razorfish.

     3.27  Supplier Information.

     The Target has provided Razorfish with a written statement that identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $50,000 from the Target in the period from January 1, 1999 to September 30, 1999, other than amounts paid to employees or consultants and described in Section 3.11 of the Target Disclosure
                                          ------------
Schedule.

                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     Except as set forth in the Target Disclosure Schedule, the Stockholder hereby represents and warrants to Razorfish and the Merger Sub:

     4.1  Title to Common Shares.

     The Stockholder is the record and beneficial owner of the common stock being conveyed, and Stockholder holds title to the common stock free and clear of all Encumbrances, except restrictions on transfer imposed by the federal and state securities laws.

     4.2  Capacity.

     The Stockholder has the requisite power, authority and legal capacity to enter into and to perform his obligations under this Agreement and the other Transaction Agreements. This Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of the Stockholder, enforceable against him in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

     4.3  Non-Contravention.

     To the Knowledge of the Stockholder, the execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger, by the Stockholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any material Legal Requirement or any Order to which the Stockholder is subject.

     4.4  Proceedings.

     There is no pending Proceeding, and, to the Knowledge of the Stockholder, no Person has threatened to commence any Proceeding, that challenges, or that may have the effect of preventing, delaying or making illegal, the Merger or the Stockholder's ability to comply with or perform his or her obligations and covenants under the Transaction Agreements; and, to the Knowledge of the Stockholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     4.5  Orders.

          (a) The Stockholder is not subject to any Order that relates to the Target's business or to any of the assets owned or used by the Target.

          (b) To the Knowledge of the Stockholder, there is no proposed Order that, if issued or otherwise put into effect, may have a material adverse effect on the ability of the Stockholder to comply with or perform any covenant or obligation under this Agreement and the other Transaction Agreements.

     4.6  Legal Requirements.

     To the Knowledge of the Stockholder, no Governmental Body has proposed any Legal Requirement (other than any Legal Requirement that would be applicable generally to the industry in which the Target operates) that, if adopted or otherwise put into effect, may adversely affect his ability to comply with or perform any of his covenants or obligations under this Agreement and the other Transaction Agreements.

     4.7  No Brokers.

     Except as disclosed in Section 4.7 of the Target Disclosure Schedule,
                            -----------
neither the Stockholder nor any Person acting on his behalf has negotiated with any finder, broker, intermediary or any similar Person in connection with the Merger.

     4.8  Investment Representations.

     With respect to the Razorfish Common Stock, the Stockholder further represents and warrants as follows:

          (a) The Stockholder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

          (b) The Stockholder, by reason of his or her business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that he is capable of (i) evaluating the merits and risks of an investment in the Razorfish Common Stock and making an informed investment decision, (ii) protecting his or her own interest and (iii) bearing the economic risk of such investment. The Stockholder has not retained a purchaser's representative with respect to the investment in Razorfish Common Stock.

          (c) The Stockholder is acquiring the Razorfish Common Stock for investment for the Stockholder's own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein except as may be permitted pursuant to the terms of this Agreement or the Registration Rights Agreement. The Stockholder hereby acknowledges that because of the restrictions on transfer or assignment of the Razorfish Common Stock to be issued in connection with the Merger hereunder the Stockholder may have to bear the economic risk of the investment commitment in Razorfish Common Stock for an indefinite period of time.

          (d) The Stockholder will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of Razorfish Common Stock. In addition to any restrictions contained in this Agreement, the Transaction Agreements or the Affiliate Letter, the Stockholder will not offer to sell, exchange, transfer, pledge, or otherwise dispose of any of the Razorfish Common Stock unless at such time at least one of the following is satisfied:

                (i) a registration statement under the Securities Act covering the Razorfish Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act;

                (ii) such transaction shall be permitted pursuant to the provisions of Rule 144 or 145;

                (iii) counsel representing the Stockholder, satisfactory to Razorfish, shall have advised Razorfish in a written opinion letter reasonably satisfactory to Razorfish and its counsel, and upon which Razorfish may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; or

                (iv) an authorized representative of the SEC shall have rendered written advice to the Stockholder (with a copy thereof and of all other related communications delivered to Razorfish) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition if consummated.

          (e) The Stockholder understands that an investment in the Razorfish Common Stock involves substantial risks. Stockholder has been given the opportunity to make a thorough investigation of the proposed activities of Razorfish and, upon request to Razorfish, has been furnished with materials relating to Razorfish and its proposed activities, including, without limitation, a copy of the Prospectus dated April 26, 1999 (the "Prospectus"), a
                                                                -----------
copy of the Joint Proxy Statement Prospectus dated October 1, 1999, ("Proxy
                                                                      -----
Statement") and the Razorfish SEC Reports. The Stockholder has been afforded the
---------
opportunity to obtain any additional information deemed necessary by the Stockholder to verify the accuracy of any representations made or information conveyed to the Stockholder. The Stockholder confirms that all documents, records and books pertaining to its investment in Razorfish Common Stock and requested by the Stockholder have been made available or delivered to the Stockholder. The Stockholder has had an opportunity to ask questions of and receive answers from Razorfish, or from a person or persons acting on Razorfish's behalf, concerning the terms and conditions of this investment. The Stockholder has relied upon, and is making his or her investment decision upon, the Prospectus, the Razorfish SEC Reports and other information publicly available about Razorfish and the terms and conditions of this Agreement. Notwithstanding the provisions of this Section 4.8, the indemnities, representations, warranties and other statements of Razorfish and Merger Sub set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Target or the Stockholder.

          (f) Notwithstanding the foregoing provisions of this Section 4.8, the Stockholder shall be entitled to transfer up to 37,500 shares of Razorfish Common Stock to a certain employee of the Target in satisfaction of certain rights of such employee to a portion of the proceeds of the Merger pursuant to the arrangements referred to on Section 3.3 of the Target Disclosure Schedule.
                                -----------

                                  ARTICLE V.

        REPRESENTATIONS AND WARRANTIES OF RAZORFISH AND THE MERGER SUB

     Razorfish and the Merger Sub hereby jointly and severally represent and warrant to the Target and the Stockholder as of the date hereof and as of the Closing, except as disclosed in the Disclosure Schedule provided by Razorfish and attached hereto (the "Razorfish Disclosure Schedule"):
                          -----------------------------

     5.1  Organization, Good Standing, Authority.

          (a) Razorfish is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Razorfish has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

          (b) The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Merger Sub has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

     5.2  Razorfish Common Stock.

     The Razorfish Common Stock to be issued to the Stockholder, when issued in connection with this Agreement and the other Transaction Agreements, will be duly authorized, validly issued and nonassessable. The Razorfish Common Stock issuable in the Merger has been approved for quotation on Nasdaq.

     5.3  Binding Nature of Agreements.

          (a) The execution, delivery and performance of this Agreement, the Transaction Agreements, and all other agreements and instruments contemplated to be executed and delivered by Razorfish or the Merger Sub, as the case may be, in connection herewith have been duly authorized by all necessary action on the part of Razorfish and the Merger Sub and their respective boards of directors and stockholders, if applicable.

          (b) This Agreement, the Transaction Agreements, and all other agreements and instruments contemplated to be executed and delivered by Razorfish and the Merger Sub each constitute the legal, valid and binding obligation of Razorfish and the Merger Sub, enforceable against Razorfish and the Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (c) There is no pending Proceeding, and, to Razorfish's Knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or Razorfish's or the Merger Sub's ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the Knowledge of Razorfish, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     5.4  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger, by Razorfish and the Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a material violation of
(i) Razorfish and the Merger Sub's Certificate of Incorporation or Bylaws, or
(ii) any resolution adopted by Razorfish and the Merger Sub Board or any committee thereof or the stockholders of the Merger Sub;

          (b) to the Knowledge of Razorfish and the Merger Sub, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Merger or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Razorfish and the Merger Sub or any material assets owned or used by it are subject;

          (c) to the Knowledge of Razorfish and the Merger Sub, cause any material assets owned or used by Razorfish and the Merger Sub to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) to the Knowledge of Razorfish and the Merger Sub, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Razorfish or the Merger Sub or any of their respective employees or that otherwise relates to Razorfish and the Merger Sub's business or to any of the material assets owned or used by Razorfish and the Merger Sub;

          (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which Razorfish or the Merger Sub is a party;

          (f) give any Person the right to any payment by Razorfish or the Merger Sub or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Razorfish or the Merger Sub in favor of any Person, in any such case as a result of the change in control of the Merger Sub or otherwise resulting from the Merger; or

          (g) result in the imposition or creation of any material Encumbrance upon or with respect to any material asset owned or used by Razorfish and the Merger Sub.

     Except as set forth in Section 5.4 of the Razorfish Disclosure Schedule and
                            -----------
as contemplated in this Agreement and the other Transaction Agreements, Razorfish and the Merger Sub will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation or performance of the Merger.

     5.5  Finders and Brokers.

     Razorfish and the Merger Sub will indemnify the Stockholders and the Target and hold them harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of Razorfish or the Merger Sub.

     5.6  Reports and Financial Statements; Absence of Certain Changes.

          (a) Razorfish has filed all reports required to be filed with the SEC pursuant to the Exchange Act, if any, since its initial public offering on April 26, 1999 (all such reports, including those to be filed prior to the Closing Date, collectively, the "Razorfish SEC Reports"), and has previously furnished
                         ---------------------
or made available to the Merger Sub true and complete copies of all the Razorfish SEC Reports filed, if any, with respect to periods ending after April 26, 1999 (including any exhibits thereto) and will promptly deliver to the Merger Sub any Razorfish SEC Reports filed between the date hereof and the Effective Time. All of such Razorfish SEC Reports complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such Razorfish SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to Razorfish SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to Razorfish SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Razorfish included in the Razorfish SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Razorfish, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Razorfish as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Razorfish SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Razorfish, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Razorfish as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

          (b) Except as specifically contemplated by this Agreement or reflected in the Razorfish SEC Reports, since September 30, 1999 there has not been (i) any change or event having a material adverse effect on Razorfish, (ii) any declaration setting aside or payment of any dividend or distribution with respect to the common stock of Razorfish other than consistent with past practices, or (iii) any material change in Razorfish's accounting principles, procedures or methods.

     5.7  Compliance with Applicable Law.

     Except as disclosed in the Razorfish SEC Reports filed prior to the date of this Agreement, Razorfish holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Razorfish is not being conducted in violation of, any Governmental Authorization applicable to Razorfish, except to the extent that the failure or violation would not in the aggregate have a material adverse effect.

     5.8  Complete Copies of Requested Reports.

     Razorfish has delivered or made available (through public sources or directly) true and complete copies of each document that has been reasonably requested by the Target or its counsel in connection with their legal and accounting review of Razorfish.

     5.9  Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transaction Agreements contemplated to be executed and delivered by Razorfish or the Merger Sub in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading .

          (b) Neither the Prospectus nor the Proxy Statement contains any untrue statement of material fact nor omits to state any material facts.

     5.10 Filings and Consents; Cooperation.

     Razorfish and the Merger Sub represent and warrant that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Razorfish in connection with the execution and delivery of this Agreement and any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, has been made or given; and

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Razorfish in connection with the execution and delivery of this Agreement any of the Transaction Agreements, or in connection with the consummation or performance of the Merger has been obtained and is in full force and effect.

     5.11  Accounting Matters.

     Razorfish has not taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

                                  ARTICLE VI.

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties included or provided for in this Agreement or in any schedule or certificate or other document delivered pursuant to this Agreement will survive the Closing for a period of one (1) year.

                                 ARTICLE VII.

                  COVENANTS OF THE TARGET AND THE STOCKHOLDER

     7.1  Payment of Indebtedness by Related Parties.

     Except as otherwise provided in Section 3.18 of the Target Disclosure
                                     ------------
Schedule, the Target shall cause all indebtedness and other Liabilities of each Related Party to the Target to be discharged and paid in full at or prior to the Closing.

     7.2  FIRPTA Certification.

     The Stockholder shall deliver to Razorfish a certificate as contemplated under and meeting the requirements of Section 1445-2(b)(2)(i) of the Treasury regulations, to the effect that the Stockholder is not a "foreign person" within the meaning of the Code and applicable Treasury regulations.

     7.3  Tax Treatment.

     The Target shall use its reasonable efforts not to take any action or fail to take any action which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     7.4  Expenses of Counsel.

     The Stockholder will pay all fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP incurred by the Stockholder and the Target in connection with the Merger.

                                 ARTICLE VIII.

                            COVENANTS OF RAZORFISH

     8.1  Guarantees.

     Razorfish shall use its commercially reasonable efforts to cause the Stockholder to be released, as soon as reasonably practicable after the date hereof, from all guarantees, guarantee obligations and indemnities relating to obligations of the Target or otherwise relating to or for the benefit of the Target including pursuant to the guarantees, guarantee obligations and indemnities set forth in Section 8.1 of the Disclosure Schedule. Razorfish and
                         -----------
the Surviving Corporation shall indemnify the Stockholder for any costs, expenses or losses incurred in respect of such guarantees, guarantee obligations or indemnities, without regard to any limits on indemnification set forth in
Article X.

     8.2  Directors' and Officers' Indemnification.

     From and after the Effective Time, Razorfish shall indemnify and hold harmless each present and former director and officer of Target (the "Indemnified Parties") against costs or expenses (including reasonable attorneys
--------------------
fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Cost") incurred in connection with any claim, action, suit, proceeding or
-----
investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their service as such an officer or director existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Target would have been permitted under New York law and its charter documents (each as in effect on the date hereof) to indemnify such Indemnified Parties, except for any claim for indemnification pursuant to
Article X herein.

     8.3  Tax Treatment.

     Razorfish shall use its reasonable efforts not to, and shall use its reasonable efforts to cause its Subsidiaries not to, take any action or fail to take any action which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     8.4  Employee Benefits.

          (a) For at least one year following the Effective Time, Razorfish shall continue to provide to individuals who are employed by Target as of the Effective Time who remain employed with Razorfish or any subsidiary of Razorfish ("Affected Employees"), for as long as such Affected Employees remain employed by Razorfish or any subsidiary of Razorfish, employee benefits (i) pursuant to Target's employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefits plans, programs, policies or arrangements maintained by Razorfish or any subsidiary of Razorfish providing coverage and benefits which, in the aggregate, are no less favorable than those provided to similarly situated employees.

          (b) Razorfish will, or will cause Target to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Razorfish or any subsidiary of Razorfish for such Affected Employees' service with Target to the same extent recognized by Target immediately prior to the Effective time; provided, however, this obligation will
                                         --------  -------
not apply to options granted to the Affected Employees by Razorfish.

          (c) Razorfish will, or will cause Target and any successor to Target to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

          (d) Razorfish will, or will cause Target to, (A) on or prior to January 1, 2000, issue stock options to purchase Razorfish Common Stock cumulatively totaling 15,000 options to the Affected Employees and (B) at approximately the same time as Razorfish makes bonus payments to its employees other than the Affected Employees in respect of calendar year 1999, make bonus payments cumulatively totaling $250,000 to the Affected Employees. The Stockholder shall determine which Affected Employees shall receive such stock options and bonus payments and in what amounts subject to the approval of Razorfish, such approval not to be unreasonably withheld or delayed. It is agreed by the parties that, for the purposes of this paragraph, David Seeley shall not be considered an Affected Employee.

          (e) Nothing in this Section 8.4 shall obligate Razorfish or any of its subsidiaries to continue the employment of Affected Employees for any period of time or diminish the right of Razorfish and its subsidiaries to terminate the employment of any Affected Employees, except as provided in any employment agreement that may be entered into with an Affected Employee.

                                  ARTICLE IX.

                              CLOSING DELIVERIES

     9.1  Documents to be Received by Razorfish or the Merger Sub at Closing.

          (a)  At the Closing, Razorfish shall have received:

                  (i) Letter dated as of the Closing Date, addressed to itself and the Target, from PricewaterhouseCoopers LLP stating in substance that the Merger can properly be accounted for as a "pooling of interests" transaction;

                  (ii) Written letters of resignation addressed to the Target from each of the current members of its Board of Directors, in each case effective immediately upon the Effective Time;

                  (iii) The opinion letter (A) from Koo, Larrabee & Kau-Kee, LLP, counsel to the Target, dated the Closing Date, in the form attached as Exhibit B and (B) from Skadden, Arps, Slate, Meagher &
                      ---------
          Flom LLP, counsel to the Target, dated the Closing Date, in the form attached as Exhibit C;
                      ---------

                  (iv) Copies of resolutions of the Board of Directors of Target, certified by a Secretary, Assistant Secretary or other appropriate officer of the Target, authorizing the execution, delivery and performance of the Transaction Agreements and the Merger, and copies of resolutions of the Stockholder (or written consent in lieu thereof), authorizing the execution, delivery and performance of the Transaction Agreements and the Merger;

                  (v) Good standing certificate of the Target for the State of New York;

                  (vi) The Transaction Agreements, in each case executed by the Target and the Stockholder, as appropriate;

                  (vii) The employment agreement, effective at the Effective Time, between the Stockholder and Razorfish on substantially the terms set forth in Exhibit D hereto, executed by the Stockholder;
                       ---------

                 (viii) The employment agreements, effective at the Effective Time, between each of Robert English, Jill Lindeman, Andrea Mergentime, Jane Friesen, Carlos Ferreyros and Carl Cluck and Razorfish on substantially the terms set forth in Exhibit E hereto,
                                                            ---------
          one executed by each such employee; and

                 (ix) The Affiliate Letter in the form attached hereto as Exhibit G, executed by the Stockholder .
          ---------

          (b) At the Closing, the Target and the Stockholder, as applicable, shall have received:

                 (i) Copies of resolutions of the Board of Directors of Razorfish and Re Merger Sub, certified by a Secretary, Assistant Secretary or other appropriate officer of the Target, authorizing the execution, delivery and performance of the Transaction Agreements and the Merger;

                 (ii) Copies of resolutions of Razorfish, as the sole stockholder of the Merger Sub (or written consent in lieu thereof), authorizing the execution, delivery and performance of the Transaction Agreements and the Merger;

                 (iii) Good standing certificate of the Razorfish and Re Merger Sub for the State of Delaware;

                 (iv) The Transaction Agreements, in each case executed by the Razorfish and Re Merger Sub, as appropriate;

                 (v) The employment agreement, effective at the Effective Time, between the Stockholder and Razorfish on substantially the terms set forth in Exhibit D hereto, executed by Razorfish;
                       ---------

                 (vi) The employment agreements, effective at the Effective Time, between each of Robert English, Jill Lindeman, Andrea Mergentime, Jane Friesen, Carlos Ferreyros and Carl Cluck and Razorfish on substantially the terms set forth in Exhibit E hereto,
                                                            ---------
          each executed by Razorfish;

                 (vii) An opinion from Skadden, Arps, Meagher & Flom LLP, its counsel, dated the Closing Date, stating, in substance, that the Merger will qualify for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering this opinion, Skadden, Arps, Meagher & Flom LLP shall be entitled to rely upon customary representations of Razorfish and Target reasonably requested by counsel, including, without limitation, those contained in the certificates in the forms of Exhibits L and M
                                                              ----------     -
          to this Agreement; and

                 (viii) The opinion letter of Morrison & Foerster LLP to the Stockholder, dated the Closing Date, in the form attached hereto as Exhibit K.
          ---------
                                  ARTICLE X.
                                INDEMNIFICATION

     10.1  Indemnification by the Stockholder

           (a) In the event (i) the Stockholder breaches any of his representations and warranties made either on behalf of himself or on behalf of the Target or, (ii) the Target or the Stockholder fails to perform or comply with any of their respective covenants and agreements set forth in this Agreement, provided that Razorfish or the Merger Sub makes a written claim for indemnification against the Stockholder pursuant to and subject to the limitations of Section 10.3 below, then the Stockholder shall indemnify
               ------------
Razorfish and the Merger Sub, and each of their directors, officers, stockholders, attorneys, representatives and agents (except for Stockholder), from and against any Losses incurred or paid by Razorfish or the Merger Sub to the extent such Losses arise or result from such breach or failure to perform. "Losses" shall mean all damages, awards, judgments, payments, all interest
 ------
thereon, costs (including, but not limited to, any Taxes on any payment made under this Article X) and expenses of investigating claims, lawsuits or arbitration and any appeal from any of the foregoing and reasonable attorneys fees incurred in connection therewith, net of any insurance proceeds and actually realized tax benefits.

           (b) The Stockholder shall be entitled to satisfy any indemnity obligation he may have hereunder by delivering to Razorfish shares of the Razorfish Common Stock having a value equal to the amount of such obligation. The value of a share of Razorfish Common Stock shall be equal to the closing price of Razorfish Common Stock on the Nasdaq National Market determined on the Closing Date.

     10.2  Indemnification by the Merger Sub and Razorfish

     In the event the Merger Sub or Razorfish (i) breaches any of its representations and warranties contained herein or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, provided that the Stockholder makes a written claim for indemnification against the Merger Sub or Razorfish pursuant to and subject to the limitations of
Section 10.3 below, then the Merger Sub and Razorfish agree to indemnify the
------------
Stockholder from and against any Losses incurred or paid by the Stockholder to the extent such Losses arise or result from a breach by the Merger Sub or Razorfish of any representation and warranty made by the Merger Sub or Razorfish or a violation of any covenant in this Agreement. If and to the extent necessary to maintain qualification of the transaction contemplated by this Agreement as a Reorganization within the meaning of Section 368(a) of the Code, the payment of any Losses by Merger Sub or Razorfish pursuant to the provisions of this Article X shall be paid in Razorfish Common Stock (valued as of the date of payment of such Loss).

     10.3  Notification of Claims

     If any party or parties (the "Indemnified Party") reasonably believes that
                                   -----------------
it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, audit or proceeding (a "Third-Party Claim"), with respect to which such other party or parties (the
    -----------------
"Indemnifying Party") is or may be obligated to provide indemnification pursuant
 ------------------
to Section 10.1 or 10.2 above, the Indemnified Party shall promptly give the
   --------------------
Indemnifying Party written notice of such claim for Indemnification or Third-Party Claim (an "Indemnity Claim") provided, however, that the failure of any
                 ---------------
Indemnified Party hereunder to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. Any such notice shall set forth in reasonable detail the facts, circumstances and basis of the claim. Notwithstanding the foregoing, any claim for indemnification under this Article X must be brought prior to the expiration of the survival periods set forth in Article VI. The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent
                                 ------------
to any liability of the Indemnifying Party for indemnification hereunder.

     10.4  Resolution of Claims

           (a) With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnifying Party shall proceed with the defense of such Third-Party Claim through counsel of its own choosing (so long as reasonably acceptable to the Indemnified Party). During such defense proceedings, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to the proceedings. The Indemnified Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim through legal counsel of its own choosing. The Indemnifying Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnified Party, which shall not be unreasonably withheld. Following entry of judgment or settlement with respect to the Third-Party Claim, the liability of the Indemnifying Party with respect to the Indemnity Claim shall be resolved as provided in Section 10.5.
            ------------

           (b) With respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 10.5.
     ------------

           (c) In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 10.3 and the Indemnifying Party does not dispute its
                   ------------
liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party.

     10.5  Arbitration.

     All disputes under this Article X shall be settled by arbitration in New York, NY before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 10.5. The arbitrator shall
                                            ------------
be selected by the joint agreement of the Indemnifying Party and Indemnified Party, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided,
                                                                    --------
however, that any such award shall be accompanied by a written opinion of the
-------
arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right to appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for
--------  -------
indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 10.5 shall prevent the parties
                                      ------------
from settling any dispute by mutual agreement at any time.

     10.6  Indemnification Threshold

     In no event shall the Stockholder, the Merger Sub or Razorfish be liable to the other party for any breach of any warranty or representation made by such party in this Agreement (i) as to any individual item of Losses or related series of Losses to the extent such Losses are less than $10,000, and (ii) unless and until the aggregate amount of liability of all claims thereunder against such party exceeds Two Hundred Thousand ($200,000) (the "Threshold"), at which point such party shall be liable
                          ---------
only for the excess over the Threshold.

     10.7  Limitation of Liability; Exclusive Remedy.

           (a) Notwithstanding anything to the contrary herein, in no event shall the Stockholder's obligation to indemnify the Merger Sub and/or Razorfish exceed 50% of the Merger Consideration (where the shares of Razorfish Common Stock issued hereunder shall be valued in accordance with Section 10.1(b)
                                                          ---------------
herein).

           (b) Notwithstanding anything to the contrary herein, in no event shall the obligation of Razorfish or the Merger Sub to indemnify the Stockholder exceed 50% of the Merger Consideration (where the shares of Razorfish Common Stock issued hereunder shall be valued in accordance with Section 10.1(b)
                                                          ---------------
herein).

           (c) The parties hereto acknowledge and agree that the foregoing indemnification provisions in this Article X shall be the exclusive remedy of the Merger Sub, Razorfish, the Target and the Stockholder with respect to the Target and the transactions contemplated by this Agreement. Any Indemnity Claim will be net of any realized tax benefits and insurance proceeds available to the Indemnified Party for the related losses, and of any balance sheet reserve related thereto. Under no circumstances shall the parties be liable to each other for consequential or punitive damages. Accordingly, the Stockholder agrees to waive any right of contribution or right of indemnity between the Target and the Stockholder in connection with any indemnification obligation of the Stockholder to any Indemnitee arising under the Transaction Agreements. The Stockholder further acknowledges that the waivers, acknowledgments and agreements of the Stockholder contained in this Section are an essential inducement to Razorfish in entering into this Agreement and agreeing to consummate the Merger.

     10.8  Characterization of Indemnity Payments.

     Unless otherwise required by applicable law, the parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Merger Consideration.

                                  ARTICLE XI.

                    RESTRICTIONS ON RAZORFISH COMMON STOCK

     11.1  Lock-Up Agreement.

     Notwithstanding anything in this Agreement to the contrary, in connection with any underwritten public offering of Razorfish Common Stock (a "Follow-On
                                                                    ---------
Offering"), or any securities convertible into or exchangeable or exercisable
--------
for shares of Razorfish Common Stock,
the Stockholder agrees that, if requested by the managing underwriter of the Follow-On Offering, the Stockholder shall not, directly or indirectly, sell, offer, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any Razorfish Common Stock, without the prior written consent of Razorfish and the managing underwriters of the Follow-On Offering for a period of ninety (90) days from the effective date of the registration statement under the Securities Act relating to such Follow-On Offering and to the extent otherwise permissible under the requirements for a tax-free Merger; provided, however, that all
                                              -----------------
officers and directors of Razorfish enter into similar agreements. In order to enforce the foregoing covenant, Razorfish may impose stop-transfer instructions with respect to the Razorfish Common Stock until the end of such period. Notwithstanding the foregoing, the Stockholder shall in no way be restricted or prohibited from (i) entering into contracts to sell shares of Common Stock on a spot or forward basis, whether cash or physically settled and whether or not prepaid, (ii) buying or selling options, or entering into swaps or similar transactions, relating to shares of Common Stock, whether cash or physically settled, (iii) pledging or otherwise granting any lien or security interest in shares of Common Stock, or any of the foregoing, in relation to any of the foregoing or to any borrowing arrangements, or (iv) entering into any other agreements or arrangements, however denominated, which have a similar effect; provided, however, the rights granted to the Stockholder pursuant to this
-----------------
sentence shall apply only to the extent that such are not inconsistent with the obligations of the Stockholder in accordance with Paragraph I of the Affiliate Letter.

                                 ARTICLE XII.

                                 TAX MATTERS


     12.1    Tax Matters

           (a) The Stockholder will timely file on behalf of the Target all Tax Returns for any period which ends on or prior to the Closing Date. All such Tax Returns shall be submitted to Razorfish for review at least forty-five (45) days prior to filing such Tax Returns. Razorfish shall be entitled to participate in the preparation of such Tax Returns and shall have the right to approve any such Tax Return prior to its filing, which approval shall not be unreasonably withheld. Any such Tax Return shall be prepared using tax accounting methods and principles which are substantially consistent with those used in the Tax Returns for the Target for preceding tax periods, and such approval shall not be withheld unless Razorfish's accountants state in writing their conclusion that a tax position taken on the Tax Return is not a reasonable reporting position. Any item of income, deduction or credit to be included in any such Tax Return shall be based on the records (including work papers) of the Target.

           (b) Razorfish shall prepare and file on behalf of the Target all Tax Returns which are required to be filed after the Closing Date for any period which ends after the Closing Date. For these purposes, Razorfish shall include the Target as a member in Razorfish's United States federal consolidated income tax return as of the beginning of Closing Date.

           (c) The parties to this Agreement shall, and shall cause the Target to, provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such parties' Tax Returns, or to respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any requirements relating to Taxes of the Target.

           (d) Razorfish shall bear the cost of any transfer Taxes resulting from the transactions contemplated by this Agreement.

           (e) All refunds of Taxes previously paid by the Target attributable to any taxable period (or portion thereof) ending on or before the Closing Date, to the extent that they do not result from the carryback from later periods of any net operating losses or other items of credit or deductions, shall belong to and be paid to the Stockholder within a reasonable time after receipt by Razorfish or the Target.

                                 ARTICLE XIII.

                                 MISCELLANEOUS

     13.1  Expenses.

     Razorfish, the Merger Sub, the Target, and the Stockholder shall bear his, her or its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

     13.2  Entire Agreement.

     This Agreement and the other Transaction Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

     13.3  Press Releases and Public Announcements.

     Prior to the Closing Date, none of the Merger Sub, the Stockholder nor the Target shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. Razorfish, the Merger Sub, the Stockholder and the Target will cooperate to jointly prepare and issue any press release which may be issued to announce the closing of the transaction contemplated by this Agreement.

     13.4  Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     13.5  Descriptive Headings.

     The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

     13.6  Notices.

     Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, or five (5) days after posting by registered or certified mail, postage prepaid, addressed as follows:

     If to the Merger Sub or Razorfish: Razorfish, Inc.
                                        107 Grand Street, 3rd Floor
                                        New York, New York  10013
                                        Attention: Michael Simon,
                                          Executive Vice  President,
                                          General Counsel

     With a copy to:                    Morrison & Foerster LLP
                                        1290 Avenue of the Americas
                                        New York, New York 10104
                                        Attention: Mark L. Mandel, Esq.

     And if to Stockholder, to the address of the Stockholder set forth on the signature page of this Agreement:

     With a copy to:                    Skadden, Arps, Slate, Meagher & Flom LLP
                                        919 Third Avenue
                                        New York, New York 10022
                                        Attention:  Allison R. Schneirov, Esq.


     And if to the Target:              Lee Hunt Associates, Inc.
                                        11 Beach Street, Penthouse
                                        New York, New York 10013

     With a copy to:                    Skadden, Arps, Slate, Meagher & Flom LLP
                                        919 Third Avenue
                                        New York, New York 10022
                                        Attention:  Allison R. Schneirov, Esq.

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

     13.7  Choice of Law

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to choice of law principles.

     13.8  Binding Effect; Benefits

     This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.9  Assignability

     Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void.

     13.10  Waiver and Amendment

     Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect.

     13.11  Attorneys' Fees.

     In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


                              RAZORFISH, INC.:



                              By: /s/ Jeffrey A. Dachis
                                 -----------------------------------
                                 Name: Jeffrey A. Dachis
                                      ------------------------------
                                 Title: President and Chief Executive
                                      -----------------------------
                                        Officer
                                      -----------------------------

                              RE MERGER SUB, INC:



                              By: /s/ Jeffrey A. Dachis
                                 -----------------------------------
                                 Name: Jeffrey A. Dachis
                                      ------------------------------
                                 Title: President
                                       -----------------------------

                              LEE HUNT ASSOCIATES, INC.:



                              By: /s/ Lee Hunt
                                 -----------------------------------
                                 Name: Lee Hunt
                                      ------------------------------
                                 Title: President
                                       -----------------------------

                              THE STOCKHOLDER:

                              /s/ Lee Hunt
                              --------------------------------------
                              Lee Hunt
                              --------------------------------------
                              Address:  251 West 11th Street
                                      New York, New York  10014